Exhibit 99.1

B2Digital’s B2 Fighting Series Heads to Birmingham this Saturday for a Thrilling Night of MMA Action at B2FS 145

TAMPA, FL, January 27, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series is gearing up for another big night of action-packed MMA this Saturday at B2FS 145 in Birmingham, Alabama.

What: B2 Fighting Series 145, Amateur and Professional LIVE MMA
Where: Boutwell Auditorium in Birmingham, Alabama
When: Saturday, January 29. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Seats have nearly sold out, but availability remains for tickets at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

“We started 2022 with a spectacularly successful event in Indiana,” commented B2 matchmaker Brandon ‘Hardrock’ Higdon. “This weekend we look to keep that momentum rolling in Alabama. In the main event of the evening, we will get to find out who will be our first finalist in the Welterweight Grand Prix as Robert Hale takes on Bryan McDowell, two of the top 170-pound fighters in the country. The rest of the pro card is sure to keep the crowd excited, with Nick Guiditta vs Eli Mefford, Stan Tippins vs Cody Phillips, and Jennifer Hauss vs Miranda Dearing in a female Pro Featherweight battle. Birmingham: get fired up! B2FS is bringing a great night of fights to town on Saturday.”

B2FS 145 will also feature seven amateur bouts, including Emanuel Harris (6-2-0) taking on Tyler DeClue (4-2-0) for the B2FS Lightweight belt and Quadarrius McGinnis (6-3-0) squaring off against Elijah Woodroof (3-2-0) for the B2FS Interim Welterweight title.

Greg P. Bell, CEO of B2 Digital, stated, “After last week’s record-setting success, we head back to one of our favorite stomping grounds in Alabama for a stacked fight card. MMA fans in Birmingham are some of the best in the country. And the fighters know it. We expect everyone to bring their A-game into the cage. It should be a tremendous night for the fans and for the B2 Fighting Series brand.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com